EXHIBIT 99.1
John B. Sanfilippo and Son, Inc. Voluntarily Recalls Roasted Salted Inshell
Pistachios Due to Possible Health Risk
Contact for investors and media: Michael Valentine, CFO (847) 214-4509
FOR IMMEDIATE RELEASE — ELGIN, IL — March 31, 2009 — As a follow up to the voluntary recall of roasted shelled and inshell pistachios announced by Setton Pistachio of Terra Bella, Inc. on March 31, 2009, John B. Sanfilippo and Son, Inc. (Nasdaq: JBSS) announced today that it is voluntarily recalling bulk packaged and small packaged items of Roasted Salted Inshell Pistachios, which are listed below, as a precautionary measure because the product may be contaminated with Salmonella.
To date, the Company has not received any reports of illnesses in connection with the items listed below.
Consumers who have recently purchased the items listed below should not consume this product and should return it to the store of purchase for a full refund or replacement. The Company is also asking its customers, such as distributors, bulk food retailers, re-baggers and other food processors who have resold or further processed the recalled items, to notify their customers that the items listed below have been recalled. In addition to those items listed below, the Company has sent product recall notices regarding other roasted salted inshell products that it has packaged since September 30, 2008 to certain of its private label and contract packaging customers.
Salmonella can cause serious and sometimes fatal infections in young children, frail or elderly people and others with weakened immune systems. Healthy persons infected with Salmonella often experience fever, diarrhea (which may be bloody), nausea, vomiting and abdominal pain. In rare circumstances, infection with Salmonella can result in the organism getting into the bloodstream and producing more severe illnesses such as arterial infections (i.e., infected aneurysms), endocarditis and arthritis.
For more information, please visit the Centers for Disease Control and Prevention’s website at www.cdc.gov.
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Item Description:
The following small packaged items have been sold under the Fisher Brand in the Company’s outlet stores in IL and to various distributors in the following states: FL, IL, IN, MN, NE, NY, SD, WA and WI.

JBSS
ITEM	UPC
CODE	NO.	BRAND	PRODUCT DESCRIPTION	UNIT WT.	UM	BEST BY DATE
P78440	0 70690 78440	Fisher	Dry Roasted Pistachios Natural	1.75	oz	BEST BY 08 25 09 HK1
P78440	0 70690 78440	Fisher	Dry Roasted Pistachios Natural	1.75	oz	BEST BY 09 17 09 HK1
P78440	0 70690 78440	Fisher	Dry Roasted Pistachios Natural	1.75	oz	BEST BY 10 14 09 HK1
P78440	0 70690 78440	Fisher	Dry Roasted Pistachios Natural	1.75	oz	BEST BY 10 14 09 HK1
P78440	0 70690 78440	Fisher	Dry Roasted Pistachios Natural	1.75	oz	BEST BY 10 17 09 HI1
The following bulk packaged items have been sold under the Fisher Brand to fundraisers, bulk food stores, re-baggers and distributors in the following states: IA, IL, IN, KS, LA, MA, MI, MO, ND, NE, OH, OK, SC,TX AND WI.

JBSS
ITEM	UPC
CODE	NO.	BRAND	PRODUCT DESCRIPTION	UNIT WT.	UM	JBSS LOT NO.
94203	1 00 72261 94203	Fisher Bulk	Nat Calif. Pistachios 25#	25.00	lbs	8301FG7P
94203	1 00 72261 94203	Fisher Bulk	Nat Calif. Pistachios 25#	25.00	lbs	8329FH7A
94203	1 00 72261 94203	Fisher Bulk	Nat Calif. Pistachios 25#	25.00	lbs	8343KU7B
Contact for Consumers:
Consumers or customers who have questions about the above recall may contact John B. Sanfilippo and Son, Inc. Customer Service toll-free at (800) 874-8734 Monday through Friday from 8:30 AM to 5:00 PM Central Daylight Time.
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